Exhibit 99.7
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of James E. Perry
Senior Vice President and Chief Financial Officer
February 19, 2016

Thank you, Steve and good morning everyone.

Yesterday, we announced our results for the fourth quarter and full year 2015. For the quarter, the Company reported earnings per share of $1.30 and revenues of $1.55 billion, compared to EPS and revenues of $0.86 and $1.66 billion, respectively, for the same period last year. During the fourth quarter, our EPS reflected strong operating performance by our businesses and the continued expansion of the railcar investment vehicle platform, which we refer to as the RIV platform.

For the full year, we recorded revenues of $6.39 billion and EPS of $5.08, both records for Trinity. We ended the year with $871 million of cash on hand and have access to additional capital through our committed lines of credit at both the corporate and leasing levels.  At the end of the year, our liquidity position was more than $2.1 billion.

During the fourth quarter, we invested $51 million in capital expenditures across a number of our manufacturing businesses and at the corporate level. For the full year, this figure totaled $196 million.

During the fourth quarter, we invested approximately $338 million in leased railcar additions to our wholly-owned lease fleet. This number included new originations as well as some secondary market purchases. This investment was offset by $395 million of leased railcar sales from our lease fleet.

I would like to add to the background on our RIV platform that Steve provided. The RIV platform provides Trinity with a level of financial flexibility that is unique among diversified industrial companies. The cash flow generated from this platform provides flexibility to reinvest in our railcar leasing and management services platform, our portfolio of diversified industrial businesses, and in other opportunities that enhance shareholder returns. Expanding this platform is a core element of our strategy, with the associated earnings and cash flows enhancing our financial flexibility.

In addition to financial flexibility, we garner other benefits when we sell a leased railcar to the RIV platform. When we do so, we maintain the management of the railcar. This generates recurring management fees for Trinity that are expected to grow as we continue to expand the platform. This management role allows us to maintain close relationships with the end users of the railcars, giving us real-time information on the markets we serve and our customers’ ongoing needs. As managers, we also coordinate the maintenance of the railcars, through our maintenance facilities and facilities owned by third parties.

The accounting treatment for sales of leased railcars can be complex and difficult for our investors to understand. When railcars are manufactured by Trinity and sold to our leasing company, they are transferred at market pricing levels - the revenue and profit are recorded in the Rail Group. When we consolidate Trinity’s financial statements, the revenue from the railcar sale is eliminated and the profit is deferred.

If a railcar is later sold from our lease fleet to an RIV or another third party, the remaining deferred profit on our balance sheet for a particular railcar is recognized as income at that time. In addition, we recognize the gain on the sale as compared to the book value of the railcar.

There is another accounting treatment that applies to the revenue recognition for railcars sold with leases. This is determined by how long the railcar was in the lease fleet. For railcars that have been in our lease fleet for one year or less, revenue is recognized in the Leasing Group; for railcars in the lease fleet for more than one year, no revenue is recognized. The profit on the sale of the leased railcar is fully recognized no matter the length of time the railcar was in our fleet.

During the fourth quarter, we sold $470 million of leased railcars to the RIV platform, including $85 million sold directly from the Rail Group. For the full year, we sold approximately $1.1 billion of leased railcars to the RIV platform. Over the last decade, we have placed approximately $5.0 billion of leased railcars at the time of the sale to various RIVs.

In 2015, we sold almost $1.2 billion of leased railcars to RIVs and other third parties. Of this total, $260 million was sold directly from our manufacturing business - this figure was included in the Rail Group’s revenues. Another $405 million worth of railcars were sold from the lease fleet, and had only been in the fleet for one year or less, so were included in the Leasing Group’s revenues. The final $515 million of leased railcar sales were railcars that had been in the fleet for more than one year, so no revenue was booked - these proceeds are shown on our cash flow statement.

Now, I will move to our guidance for 2016.

This year is expected to be more challenging in terms of the demand in the markets we serve. Historically, we achieve high levels of operating leverage as our volumes rise in a strong economic cycle. The last few years are a prime example of our ability to achieve record earnings during a solid industrial demand environment. On the other hand, we historically lose some of the operating leverage and efficiencies we gained during the up cycle as we begin to cycle down. When this occurs, we are focused on preserving as much of the momentum and benefits that we gained from the previously strong demand environment. We have costs associated with the shifts in our product mix and rationalization of our footprint. As a result, our margins are impacted and it is difficult to precisely predict how much. Our businesses have been highly focused on responding to the current economic conditions and have been taking the appropriate steps.

In our October conference call, we mentioned that were seeing a slowdown in the industrial markets we serve and thus hesitancy from our customers to place orders - this trend has continued into early 2016. When we experience several months of persistent economic conditions, we incorporate that trend into our guidance and provide our insight accordingly. It is difficult for us to provide guidance in such a challenging environment. At this time, our guidance does not assume that economic conditions improve in 2016.

In our press release yesterday, we provided EPS guidance of $2.00 to $2.40 in 2016. This represents several factors: our current firm backlogs; expectations for our operations against the weak industrial outlook; and a lower level of leased railcar sales to the RIV platform.

We expect our Rail Group to deliver approximately 27,000 railcars in 2016. This is a decrease of over 7,000 railcars from 2015. We expect revenues in the Rail Group of approximately $3.1 billion; this is a decrease of almost $1.4 billion year-over-year. Our operating leverage will decline due to the lower level of production and certain costs associated with aligning our manufacturing footprint with demand, resulting in an operating margin of approximately 15%.

In 2016, we expect to eliminate approximately $1.1 billion of revenues related to railcar sales to our leasing company and defer approximately $215 million of operating profit. These revenue eliminations and profit deferrals result from the accounting treatment I just reviewed for sales from our manufacturing company to our leasing company.

In 2016, we expect our Leasing Group to record operating revenues, excluding leased railcar sales, of approximately $700 million, with profit from operations of approximately $300 million.

In 2016, our forecast includes approximately $500 million of sales of leased railcars to RIVs with a profit of approximately $100 million. As these sales are dynamic, we have yet to identify which cars will be sold to RIVs so we cannot provide the Group in which the transaction will be recorded or the accounting treatment related to the revenues and profits. Our guidance at this time assumes the sales occur from the lease fleet. The demand for leased railcars among institutional investors remains high, so we may have the opportunity for a higher level of leased railcar sales this year as we balance this strong level of demand with our own ownership of leased assets and market demand for new leased railcars.

We expect our Energy Equipment Group to have 2016 revenues of approximately $1 billion with an operating margin of approximately 12%. We are pleased with the $371 million backlog we have in our wind towers business, which essentially fills our production facilities dedicated to that product line during 2016.

We expect our Construction Products Group to record 2016 revenues of approximately $560 million with an operating margin of approximately 11%. As Bill mentioned, the country now has a federal highway bill, which provides some longer-term benefits to this Group as projects begin. We continue to be pleased with the performance and opportunities within our aggregates businesses.

Our Inland Barge Group is expected to generate revenues of approximately $445 million in 2016 with an operating margin of approximately 10%. Low commodity prices and the strong US dollar have reduced demand for products transported in barges. Combining these factors with lower steel prices, we expect revenues and profit in this Group to be lower than in the last few years. We continue to monitor demand and align our production footprint accordingly in this Group, as we do in all of our businesses.

Our annual EPS guidance also includes the following assumptions:
•A tax rate of approximately 36%;
•Corporate expenses of $130 million to $150 million, which include ongoing litigation-related expenses;
•The deduction of approximately $20 million of non-controlling earnings due to our partial ownership in TRIP and RIV 2013;
•A reduction of approximately 7 cents per share due to the two-class method of accounting, compared to calculating Trinity’s EPS directly from the face of the income statement; and
•No dilution from the convertible notes, based on the current stock price.

As it pertains to cash flow, we expect the annual net cash investment in railcars added to our lease fleet to be approximately $385 million in 2016. Our guidance incorporates the guidance we discussed for 2016 from the sales of leased railcars from the Leasing Group.

Full-year manufacturing and corporate capital expenditures for 2016 are expected to be between $150 million and $200 million.

Our share repurchases in 2015 totaled $115 million, with no repurchases occurring during the fourth quarter. In December, the Board authorized a $250 million share repurchase program through 2017 and we expect to be in the market repurchasing shares this year.

At this time, we expect for our total cash flow to be positive in 2016.

In conclusion, we enter this economic down cycle with a strong balance sheet and $2.1 billion of liquidity. We continue to seek organic and acquisition investment opportunities that enhance shareholder value. We are confident that Trinity will respond appropriately to the weak industrial markets this year as we continue to pursue our vision to be a premier diversified industrial company.

Our operator will now prepare us for the question and answer session.

-- Q&A Session --